                        AMENDED AND RESTATED CREDIT AGREEMENT


    AGREEMENT made as of this 1st day of October, 1997 between STARMET CORPORATION, a Massachusetts corporation (f/k/a Nuclear Metals, Inc.) ("StarMet"), STARMET POWDERS, LLC, a Delaware limited liability corporation ("Powders"), STARMET AEROCAST, LLC, a Delaware limited liability corporation ("AeroCast"), STARMET COMCAST, LLC, a Delaware limited liability corporation ("ComCast"), STARMET NMI CORPORATION, a Massachusetts corporation ("NMI"), STARMET CMI CORPORATION, a Delaware corporation (f/k/a Carolina Metals, Inc.) ("CMI"), STARMET HOLDINGS CORPORATION, a Massachusetts corporation ("Holdings"), NMI FOREIGN SALES CORPORATION, a U.S. Virgin Islands corporation ("FSC", and together with StarMet, Powders, AeroCast, ComCast, NMI, CMI and Holdings, the "Borrowers") and STATE STREET BANK AND TRUST COMPANY, an FDIC insured Massachusetts chartered trust company ("Bank").

    WHEREAS, StarMet, CMI and the Bank are parties to a Credit Agreement dated as of March 31, 1995, as amended by a First Amendment to Credit Agreement dated as of June 30, 1995, a letter agreement dated as of September 26, 1995, a Forbearance and Amendment Agreement dated as of January 11, 1996, a First Amendment to Forbearance and Amendment Agreement dated as of February 15, 1996, a Second Amendment to Forbearance and Amendment Agreement dated as of June 4, 1996, a Second Amendment to Credit Agreement dated as of December 24, 1996 and a Third Amendment to Credit Agreement dated as of August 7, 1997 (the "Original Credit Agreement");

    WHEREAS, StarMet is engaged in a restructuring where certain of its business lines will be transferred to newly organized subsidiaries as described in a proxy statement dated August 26, 1997 (the "Proxy Statement")

    WHEREAS, the Borrowers and the Bank have agreed to amend and restate the existing credit facility described above so as to, among other things, add Powders, Speciality, AeroCast, ComCast, NMI, and Holdings as "Borrowers" under the Original Credit Agreement and continue to provide for revolving credit facilities to the Borrowers;

    NOW, THEREFORE, the parties agree as follows:

ARTICLE I.  AMOUNT AND TERMS OF THE CREDIT.

    Section 1.01.  The Credit.

    Subject to the terms and conditions hereof, and in reliance on the representations and warranties contained herein, Bank hereby establishes a credit facility in favor of the Borrowers in the principal amount of $6,550,000 (the "Credit"). The Credit consists of a revolving line of credit of $6,550,000 ("Revolving Credit").

    Section 1.02.  The Revolving Credit.

    (a) Amount. Provided no Event of Default (as defined in Article V) or event which with the passage of time or notice, or both, would become an Event of Default has occurred and is continuing, each Borrower may from time to time from the date hereof up to February 28, 1998 (the "Maturity Date") borrow and reborrow from the Bank and the Bank shall advance funds under the Revolving Credit to such Borrower (an "Advance" or the "Advances"); provided that the aggregate of all Advances outstanding at any time shall not exceed $6,550,000 less the maximum aggregate liability of the Borrowers under any outstanding letters of credit issued prior to the date hereof or pursuant to this Credit Agreement (the "Maximum Credit").

    (b) Revolving Credit Payment. The aggregate Advances outstanding at any time shall not exceed the Maximum Credit. If the aggregate Advances outstanding at any time exceed such limit, then the Borrowers shall immediately pay such excess. The Bank may, without prior notice to the Borrowers, charge any of their accounts under the control of the Bank to effect such payment.

    (c) The Revolving Credit Note. Amounts owed to Bank with respect to Advances made by Bank shall be evidenced by Bank's books and records and may, at the request of Bank, be further evidenced by a revolving credit note in the maximum principal amount of the Revolving Credit (the "Revolving Credit Note") in the form of Exhibit 1.02(d) hereto. The unpaid principal balance of the Revolving Credit may be voluntarily prepaid in whole or in part during the continuation of the Revolving Credit without premium or penalty; provided that if the Revolving Credit is to be terminated by the Borrowers, thirty
(30) days prior notice shall be given to Bank. Upon termination, the Borrowers shall satisfy the provisions of Section 6.01. The Revolving Credit
Note is subject to mandatory repayments, as provided in Section 1.02(b).

    (d) Interest. Advances made by Bank shall bear interest prior to maturity or the occurrence of an Event of Default (computed on the basis of actual number of days elapsed over a 360 day year) on the unpaid principal balances outstanding from time to time at a rate per annum equal to the Prime Rate plus one-half percent (1/2%). After the Maturity Date or the occurrence of an Event of Default, the unpaid principal balance shall bear interest at the Prime Rate plus five (5%) percent. Interest shall be payable monthly in arrears on the first day of each month commencing on October 1, 1997. The effective rate of interest shall change on each day the Prime Rate changes.

    (e) Requests for Advances. Each Advance shall be made on the Banking Day on which Bank receives notice from the Borrower if such notice is received prior to 11:00 a.m.

Boston time on such Banking Day, and otherwise on the next Banking Day. Each request for an Advance shall be made to Bank in writing or by telephone by a duly authorized representative of the Borrowers. Bank may rely upon any telephone request which it believes is made by such a representative. The Borrowers agree to indemnify and hold Bank harmless for any action, including the making of Advances hereunder, or loss or expense, taken or incurred by Bank in good faith reliance upon such telephone request. At the time of the initial request for an Advance, the Borrowers shall have provided Bank with a Compliance Certificate substantially in the form of Exhibit 1.02(e) hereto ("Compliance Certificate"). Bank shall be entitled to rely upon the most recent Compliance Certificate in its possession until it is superseded by another certificate.

    (f) Expiration. The Revolving Credit shall expire on the Maturity Date and all Advances then outstanding under the Revolving Credit shall be due and payable without notice on such date. In the event Bank continues Advances after the Maturity Date without a written extension of the Maturity Date, (i) all such Advances shall be made within the sole discretion of Bank; (ii) the entire Revolving Credit shall be due on demand; and (iii) other than such Advances, the entire Revolving Credit shall earn interest at the rate specified to be earned after maturity in Section 1.02(d).

    (g) Overadvances. Bank may from time to time in its sole discretion permit Advances to exceed the limitations set forth in this Agreement, including, without limitation, (i) Advances in excess of the Maximum Credit, and (ii) Advances after the Maturity Date or the occurrence of an Event of Default. All such Advances shall be deemed part of the Credit secured by any collateral securing the Credit and supported by any credit enhancements supporting the Credit. The making of an Advance on one or more occasion will not operate to limit, waive or otherwise modify any rights of Bank hereunder on any future occasion unless otherwise agreed in writing.

    (h) Special Uses. The Borrowers may request portions of the Revolving Credit in the form of letters of credit pursuant to Section 1.05 hereof.

    (i) Use of Proceeds. Proceeds from Advances only shall be used by the Borrowers for working capital purposes.

    Section 1.03. Agency.

    Each of the Borrowers hereby appoints StarMet as its agent to take any action and perform any obligation under this Agreement. The Bank may conclusively rely upon any action taken by StarMet as binding on all of the Borrowers.

    Section 1.04.  Definitions.

    "Banking Day" shall mean any day which Bank is open to conduct commercial banking business in Boston, Massachusetts.

    "Notes" shall mean the Revolving Credit Note and any other notes issued by the Borrowers to Bank pursuant to this Agreement.

    "Prime Rate" shall mean the rate of interest per annum from time to time announced by Bank as its prime rate, it being understood that such rate is a reference rate, not necessarily the lowest, which serves as the basis upon which effective rates of interest are calculated for obligations making reference thereto.

    The following terms are defined in the following sections:

    Advance                                      Section 1.02(a)
    Affiliate                                    Section 4.17
    Banking Day                                  Section 1.04
    Base Financial Statement                     Section 2.04
    Bonds                                        Section 4.12(b)
    Compliance Certificate                       Section 1.02(e)
    Closing Fee                                  Section 1.10
    Credit                                       Section 1.01
    Current Assets                               Section 4.22
    Current Liabilities                          Section 4.22
    Debt                                         Section 4.20
    Debt Service                                 Section 4.23
    ERISA                                        Section 2.10
    Event of Default                             Article V
    Facility Fee                                 Section 1.08
    "L/Cs"                                       Section 1.05(a)
    Maturity Date                                Section 1.02(a)
    Maximum Credit                               Section 1.02(a)
    Net Income                                   Section 4.22
    1985 Trust Agreement                         Section 4.12(b)
    Notes                                        Section 1.04
    Prime Rate                                   Section 1.04
    Proxy Statement                              Introduction
    Restricted Payments                          Section 4.24
    Revolving Credit                             Section 1.01
    Revolving Credit Note                        Section 1.02(c)
    SEC                                          Section 4.08(a)
    Security Agreement                           Section 3.01(c)

    Service Fee                                  Section 1.09
    Special Counsel                              Section 3.01(b)
    Stock                                        Section 4.24
    Subordinated Debt                            Section 4.20
    Subsidiaries                                 Section 2.02
    Tangible Assets                              Section 4.20
    Tangible Capital Base                        Section 4.20

    Section 1.05.  Letters of Credit.

    (a) Issuance Procedures. Each Borrower may request and Bank will issue standby letters of credit (such letters of credit together with any letters of credit outstanding on the date hereof and any renewal of any such outstanding letter of credit, collectively "L/Cs") for the account of such requesting Borrower. With each request, the requesting Borrower shall deliver to Bank an L/C application and L/C agreement together with the proposed form of such L/C (which, together with all schedules and exhibits thereto, shall be in form and substance satisfactory to Bank and its counsel) and such other certificates, documents and other papers and information as Bank may reasonably request. Any foreign beneficiary must be satisfactory to Bank. All L/C's (other than letters of credit which are outstanding on the date hereof and any renewal of any such outstanding letter of credit) must expire at least one day prior to the Maturity Date. Within five Banking Days following receipt of the above-described documents in satisfactory form, Bank shall, provided that no Event of Default exists and no event exists which, with the giving of notice or passage of time, or both, would constitute an Event of Default, issue such L/C.

    (b) Reimbursement. The Borrowers agree to pay Bank on each date that any amount is drawn under an L/C, a sum equal to the amount so drawn. The Borrowers agree to pay on demand any and all reasonable expenses incurred by Bank in enforcing any rights under this Section 1.05. In the event any L/C is payable in foreign currency, the Borrowers shall reimburse Bank at Bank's selling rate of exchange on the date such reimbursement is made.

    (c) Commission. The Borrowers agree to pay Bank in advance two percent (2%) per year (prorated based upon the number of days from the issue date to the expiration date) of the face amount of any L/C issued or renewed after the date hereof, together with any transactional fees at the Bank's customary rates.

    (d) Method of Payment. Bank is authorized to obtain reimbursement by making Advances under the Revolving Credit. Bank may make such Advance even if it causes the outstanding balance to exceed the limits set forth in
Section 1.02(a) and the making of such Advance shall be an Event of Default under Article V.

    (e) Amount. The aggregate amount of L/Cs outstanding at any time shall not exceed $3,550,000.

    Section 1.06.  Payment by the Company.

    All payments and prepayments of principal and interest due with respect to the Credit and all other sums due hereunder shall be made by the Borrowers in immediately available funds deposited with Bank. Payments received by Bank after 11:00 a.m. Boston time shall be deemed received on the next succeeding Banking Day. Bank is authorized to make all such payments by Advances under the Revolving Credit.

    Section 1.07.  Credit for Uncollected Items.

    Bank will give the Borrowers credit for uncollected items deposited with Bank (a) the next Banking Day for purposes of computing availability under the Revolving Credit and (b) two Banking Days after deposit for purposes of computing interest and fees with respect to the Credit.

    Section 1.08.  Facility Fee.

    On the first day of each month (and upon the day of termination if the Credit is terminated), the Borrowers shall pay Bank a facility fee of one-half percent (1/2%) per year of the unused portion of the Revolving Credit for the preceding month.

    Section 1.09.  Audit Expenses.

    The Borrowers shall pay Bank on demand Bank's customary and reasonable fees and expenses for audit reviews by employees of Bank (currently $400 per man-day plus out-of-pocket expenses).

    Section 1.10.  Closing Fee.

    On the date hereof, Bank shall earn a one-time closing fee ("Closing Fee") of $0.00.

ARTICLE II.  REPRESENTATIONS AND WARRANTIES.

    The Borrowers jointly and severally represent and warrant as follows:

    Section 2.01.  Corporate Existence and Power.

    Each Borrower and its Subsidiaries (as defined in Section 2.02) are duly organized, validly existing and in good standing under the laws of the respective jurisdictions of their organization and have full corporate and other power and authority to conduct businesses and own their properties as now conducted and owned. Each Borrower and its Subsidiaries are licensed or qualified as foreign corporations or limited liability corporations in each jurisdiction where the conduct of their respective businesses or the ownership of their respective properties require such licensing or qualification and where the failure to be so licensed or qualified would have a material adverse effect on the business, finances or operations of such Borrower or any of its Subsidiaries.

    Section 2.02.  Subsidiaries.

    Any corporation, business trust, partnership or other business entity in which any Borrower or any Subsidiary of such Borrower owns or has options to acquire 50% or more of the voting control shall constitute a Subsidiary. The Borrowers currently have no Subsidiaries. Powders, AeroCast, ComCast, NMI, CMI and Holdings are each 100% owned Subsidiaries of StarMet.

    Section 2.03. Power and Authority Relative to Borrowing; Legal and Binding Nature; Compliance with Other Instruments.

    Each Borrower and its Subsidiaries has full power and authority and has taken all required corporate and other action necessary to permit such Borrower to execute and deliver and perform all of its obligations contained in this Agreement and all documents or instruments required hereby or incident or collateral hereto, and to borrow hereunder, and none of such actions will violate any provision of law applicable to, or of the organizational documents of, such Borrower or any such Subsidiary, or result in the breach of or constitute a default under any agreement or instrument to which such Borrower or any such Subsidiary is a party or by which any of them is bound. This Agreement and all documents or agreements required hereby or incident hereto to which the Borrowers are a party are the valid and binding obligations of the Borrowers enforceable in accordance with their terms. Neither the execution, delivery nor performance by the Borrowers or any of their Subsidiaries of any of the obligations contained in this Agreement or in any document or instrument required hereby or incident or collateral hereto requires the consent, approval or authorization of any person or governmental authority.

    Neither the Borrowers nor any of their Subsidiaries is in violation of any term of its charter or by-laws, or any agreement, instrument, mortgage, indenture, contract, judgment, decree, order, statute, rule or governmental regulation applicable to the Borrowers or any of their Subsidiaries except for possible minor violations none of which could, either individually or in the aggregate, have any material adverse effect on the business, financial condition or assets of any Borrower or any of their Subsidiaries and except as otherwise disclosed on an Exhibit to this Agreement. The execution, delivery and performance of this Agreement, all agreements incident or collateral hereto, and the Credit will not result in the creation of any security interest, lien, charge or encumbrance upon any of the properties or assets of the Borrowers or any of their Subsidiaries except in favor of Bank.

    Section 2.04.  Financial Condition.

    The audited financial statement dated September 30, 1996 previously delivered to Bank (the "Base Financial Statement") has been prepared with due diligence and in accordance with generally accepted accounting principles and practices. The Base Financial Statement fairly presents the financial condition of the Borrowers and their Subsidiaries as of the date of such statement and the results of their operations for the period then ending.
The Borrowers and their Subsidiaries have no material contingent liability (including, without limitation, contingent tax and environmental liability) nor any burdensome agreement or commitment which could have a material adverse effect on its business or financial condition except as disclosed in the Base Financial Statement and the Proxy Statement.

    Section 2.05.  No Material Adverse Change.

    Since the date of the Base Financial Statement, there has been no material adverse change in the condition (financial or otherwise), properties or business operations of any Borrower or any of their Subsidiaries and neither any Borrower nor any of their Subsidiaries has paid any dividends or made any distributions on or purchased or otherwise acquired any shares of the capital stock of any Borrower or any of their Subsidiaries.

    Section 2.06.  Litigation.

    Except as set forth in Exhibit 2.06 hereto, there are no suits or proceedings pending or, to the best knowledge of the Borrowers, threatened against or affecting them or any of their Subsidiaries which could have a material adverse effect on the business, assets or financial condition of either of the Borrowers or any of their Subsidiaries. Moreover, there are no suits or proceedings pending or, to the knowledge of the Borrowers, threatened with respect to the transactions contemplated by this Agreement.

    Section 2.07.  Title.

    Except as set forth in Exhibit 2.07, the Borrowers and their Subsidiaries have good and marketable title to all of the properties and assets reflected in the Base Financial Statement or acquired since such date (except for materials used, inventory sold, accounts receivable collected and other items disposed of, all in the ordinary course of business), free and clear of all mortgages, liens and encumbrances except liens permitted by Section 4.14; easements, restrictions and minor defects in title which do not, either individually or in the aggregate, materially detract from the value or materially limit the use of any real property; and certain assets listed on
Exhibit 2.14 which are not owned but which are reflected on the balance sheet as capitalized leases.

    Section 2.08.  Tax Returns and Payments.

    Except as set forth on Exhibit 2.08 attached hereto, all of the tax returns and tax reports relating to taxes on income and, to the best knowledge of the Borrowers, all other tax returns and reports of each Borrower and their Subsidiaries required by law to be filed have been duly filed, or extensions of the time for filing have been duly obtained, and, except as set forth in Exhibit 2.08 hereto, the Borrowers and their Subsidiaries have paid all taxes shown due thereon. Except as set forth in
Exhibit 2.08 attached hereto, the federal income tax returns of the Borrowers and their Subsidiaries have never been audited by the Internal Revenue Service. Except as set forth on Exhibit 2.08 attached hereto, there are in effect no waivers of the applicable statutes of limitations for federal taxes for any period. No deficiency assessment or proposed adjustment of the federal income taxes of any Borrower or of any of their Subsidiaries is pending except as set forth in Exhibit 2.08 and the Borrowers have no knowledge of any proposed liability of a substantial nature for any tax to be imposed upon any of their properties or assets, for which there is not an adequate reserve reflected in the Base Financial Statement.

    Section 2.09.  Compliance with Law.

    The Borrowers and their Subsidiaries have all necessary franchises, permits, licenses and other rights to allow them to conduct their businesses as presently conducted, and are not in default with respect to any order or decree of any court, or under any law, order or regulation of any governmental authority, or under the provisions of any contract or agreement to which any of them is a party or by which they may be bound, which default would have a material adverse effect on the business, finances or operations of any of them.

    Section 2.10.  Pension Matters.

    Neither the Borrowers nor any of their Subsidiaries has incurred (a) any material accumulated funding deficiency within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or (b) any material liability to the Pension Benefit Guaranty Corporation in connection with any employee benefit plan established or maintained by it; nor has any Borrower or any of their Subsidiaries had any tax assessed against it by the Internal Revenue Service for any alleged violation under Section 4975 of the Internal Revenue Code. Neither the Borrowers nor any of their Subsidiaries has any material unfunded liability under a pension plan or a contingent liability for withdrawal from a multi-employer pension plan except as disclosed in the Base Financial Statement.

    Section 2.11.  Environmental Matters.

    Except as set forth on Exhibit 2.11, neither the Borrowers nor any of their Subsidiaries has (a) been named as a potentially responsible party or received notice of an investigation that could lead to such designation under any proposed environmental cleanup; (b) incurred any unsatisfied liability (contingent or otherwise) in connection with the release, spill, generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of hazardous materials, toxic substances or solid waste under any state or federal environmental law; or
(c) occupied in the past or currently occupies any site designated as environmentally contaminated. The Borrowers and their Subsidiaries have all licenses, permits, certificates and similar authorizations required to conduct its business under applicable environmental laws and is not subject to any pending investigation or proceeding to revoke, limit or terminate such authorizations.

    Section 2.12.  Compliance with Regulation U.

    None of the proceeds of the Credit will be used to purchase, carry or refinance any borrowing the proceeds of which were used to purchase or carry any "margin securities" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

    Section 2.13.  Credit Agreements.

    Set forth on Exhibit 2.13 is a complete and correct list of all existing loan agreements, indentures, purchase agreements, leases, guarantees or other instruments relating to extensions of credit or money borrowed for an amount in excess of $25,000 under which any Borrower or any of their Subsidiaries is or may become directly or indirectly obligated.

    Section 2.14.  Leases and Options to Purchase.

    Set forth on Exhibit 2.14 is a complete and correct list of all existing leases with respect to, or options to purchase any, real estate or any equipment involving a commitment or potential commitment in excess of $25,000 under which any Borrower or any of their Subsidiaries is or may become directly or indirectly obligated.

    Section 2.15.  Real Estate Owned.

    Set forth on Exhibit 2.15 is a complete and correct list of all real estate owned by each Borrower or any of their Subsidiaries.

    Section 2.16.  Fiscal Year.

    The fiscal year end for each Borrower is September 30.

ARTICLE III.  CONDITIONS.

    Section 3.01.  Conditions to the First Advance.

    The obligation of Bank to make the first Advance is subject to the fulfillment of the following conditions:

    (a) The Note. The Borrowers shall have executed and delivered to Bank the Revolving Credit Note.

    (b) Legal Opinions from Counsel for the Company. Bank shall have received the written opinion of Peabody & Arnold, counsel for the Borrowers, in form satisfactory to Goodwin, Procter & Hoar LLP special counsel to Bank (said special counsel and any successor counsel shall be hereinafter referred to as "Special Counsel").

    (c) The Security Agreement. The Borrowers shall have executed and delivered to Bank an amended and restated security agreement in a form approved by Special Counsel (the "Security Agreement"), granting to Bank a first priority security interest in all accounts, inventory and general intangibles of the Borrowers and all financing statements and other documents in connection therewith shall have been duly filed or recorded.

    (d) Patents and Trademarks. The Borrowers shall have delivered to Bank a current list of all patents, trademarks and applications therefor and shall have executed and delivered to the Bank agreements in a form approved by Special Counsel granting the Bank a first priority interest in all patents, trademarks and applications thereof.

    (e) Insurance. Each Borrower shall have delivered to Bank an executed Certificate of Insurance in the form of Exhibit 3.01(e) hereto.

    (f) Compliance Certificate. The Borrowers shall have delivered to Bank an executed Compliance Certificate dated the date of the first Advance.

    (g) Closing Certificate. Each Borrower shall have delivered to Bank an executed Officer's Closing Certificate in substantially the form of Exhibit 3.01(g)(1) hereto or a Member/Manager Closing Certificate in substantially the form of Exhibit 3.01(g)(2) hereto, as appropriate.

    (h) No Default. No Event of Default and no event which, with the giving of notice or the lapse of time, or both, would become an Event of Default, has occurred and is continuing.

    (i)  Closing Fee.  Bank shall have received payment of the Closing Fee.

    Section 3.02.  Conditions to Subsequent Advances.

    Each request for a subsequent Advance shall be deemed to be a representation by the Borrowers to Bank that all representations and warranties contained in Article II hereof or in any Exhibit, Schedule or Certificate attached hereto or delivered to Bank in connection herewith were true and correct when made, and continue to be true and correct except those items which relate to a specific date and except as disclosed to Bank by the Borrowers, and that no Event of Default, and no event which, with the giving of notice or the lapse of time, or both, would become an Event of Default, has occurred and is then continuing.

ARTICLE IV.  COVENANTS OF THE COMPANY

    The Borrowers jointly and severally covenant that:

    Section 4.01.  Payment of Amounts Due.

    The Borrowers will make all payments of principal and interest on the Credit in accordance with the terms hereof and thereof and will observe, perform and comply with each and every one of the covenants, terms and conditions contained herein, in the Credit or in any other document or instrument required hereby or incident or collateral hereto to be observed, performed or complied with by them.

    Section 4.02.  Corporate Existence.

    The Borrowers and each of their Subsidiaries will maintain and preserve in full force and effect their respective corporate existences and, insofar as reasonable and practicable, will maintain and preserve in full force and effect all material rights, licenses, patents and franchises, and comply with all applicable regulations in all jurisdictions necessary for the conduct of their businesses.

    Section 4.03.  Maintenance of Properties.

    The Borrowers and each of their Subsidiaries will maintain, preserve, protect and keep all properties used or useful in the conduct of their businesses in good repair, working order and condition, and from time to time make such repairs, renewals, replacements, betterments and improvements thereto as are necessary to permit such businesses to be properly and advantageously conducted at all times.

    Section 4.04.  Payment of Taxes.

    The Borrowers and each of their Subsidiaries will pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon them or upon their income or profits, or upon any property belonging to them before the same shall become past due, as well as all lawful claims for labor, materials and supplies, which, if not paid when due, might become a lien or charge upon such property or any part thereof; provided, however, that neither the Borrowers nor any of their Subsidiaries shall be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and an adequate reserve for the payment thereof is established on the books of the appropriate Borrowers or the appropriate Subsidiary in accordance with generally accepted accounting principles.

    Section 4.05.  Compliance with ERISA.

    The Borrowers and their Subsidiaries will satisfy, or cause to be satisfied, the minimum annual funding standard required by ERISA for any employee benefit plan established or maintained by it which is subject to ERISA and the Borrowers and their Subsidiaries will not permit any tax or penalty to be incurred by it as a result of any failure to satisfy any such minimum funding requirement or as a result of any violation of the provisions of Section 4975 of the Internal Revenue Code or any regulation issued thereunder.

    Section 4.06.  Compliance with Laws.

    The Borrowers and their Subsidiaries at all time in all material respects will comply with applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders and observe all requirements of federal, state, local and other governmental authorities including, without limitation, all provisions of the Fair Labor Standard Rules of 1938, the Occupational Safety and Health Act of 1970 and all applicable environmental laws; provided, however, that neither the Borrowers nor any of their Subsidiaries shall be required to comply with such requirements so long as the validity or applicability thereof shall be contested in good faith by appropriate proceedings and an adequate reserve is established on the books of such Borrower or any such Subsidiary in accordance with generally accepted accounting principles.

    Section 4.07.  Insurance.

    The Borrowers and their Subsidiaries will keep their insurable properties insured by financially sound and reputable insurers satisfactory to Bank against such risks and in such amounts as are deemed prudent by the Borrowers and are reasonably acceptable to Bank and will name Bank as a Loss Payee under all insurance policies maintained with respect to insurable properties subject to a security interest or lien in favor of Bank. The Borrowers and their Subsidiaries will maintain in full force and effect public liability insurance against claims for bodily injury, death or physical property damages occurring upon, in, about, or in connection with the use of any properties occupied or controlled by them, or through the operation of any motor vehicles by their agents or employees or arising in any manner out of the businesses carried on by them in such amounts and with such coverages as are deemed prudent by the Borrowers and are reasonably acceptable to Bank.

    Section 4.08.  Accounts and Reports.

    The Borrowers will furnish or cause to be furnished to Bank the following reports:

    (a) Annual Reports. As soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Borrowers, consolidated and consolidating audited financial statements of the Borrowers, of the Borrowers, together with all notes thereto, prepared in reasonable detail and in accordance with generally accepted accounting principles consistently applied (except there will be no required notes to the consolidating balance sheet) such consolidated (but not consolidating) statements to be duly certified by Arthur Anderson & Co., SC or other certified, independent public accountants selected by the Borrowers and acceptable to Bank. Such statements shall be accompanied by a statement of such certified, independent public accountants that the examination made in certifying such statements did not disclose the existence of any condition or event which constitutes an Event of Default under this Agreement or which, after notice or lapse of time or both, would constitute such an Event of Default, or a statement specifying the nature and period of existence of any such condition or event disclosed by such examination; provided, however, that in issuing such statement, such accountants shall not be required to exceed the scope of normal accounting procedures conducted in connection with their audit opinion. Notwithstanding the foregoing, delivery within the period specified above of a copy of the Annual Report on Form 10-K of StarMet filed with the Securities and Exchange Commission (the "SEC"), shall be deemed to satisfy the requirements of this Section 4.08(a) so long as the Form 10-K contains all of the information required by this Section 4.08(a), or, is otherwise supplemented so that such Form, together with such supplemental information, satisfies the requirements hereof.

    (b) Quarterly Reports. As soon as available, and in any event within forty-five (45) days after the end of each quarterly accounting period in each fiscal year of the Borrowers, unaudited consolidated and consolidating financial statements of the Borrowers prepared in reasonable detail and in accordance with generally accepted accounting principles consistently applied (except that such statements need not contain notes thereto) certified by the chief financial officers of the Borrowers, which statements shall contain balance sheets as of the end of such accounting period and statements of profit and loss for the period from the beginning of such fiscal year to the end of such accounting period. Notwithstanding the foregoing, delivery within the period specified above of a copy of the Quarterly Report on Form 10-Q of StarMet filed with the SEC, shall be deemed to satisfy the requirements of this Section 4.08(b) so long as the Form 10-Q contains all of the information required by this Section 4.08(b), or, is otherwise supplemented so that such Form, together with such supplemental information, satisfies the requirements hereof.

    (c) Monthly Reports. As soon as available, and in any event within thirty (30) days after the end of each monthly accounting period in each fiscal year, consolidated and consolidating unaudited financial statements of the Borrowers prepared in reasonable detail and in accordance with generally accepted accounting principles consistently applied (except that such statements need not contain notes thereto and except as may be otherwise required hereby) certified by their respective chief financial officers, which statements shall contain balance sheets as of the end of such accounting period and statements of profit and loss for the period from the beginning of such fiscal year to the end of such accounting period.

    (d) Periodic Reports. With the monthly financial statements furnished pursuant to subsection (c) hereof, (i) summary of all Advances and L/C's outstanding at the end of such period, (ii) consolidated and consolidating accounts receivable aging based on invoice date, (iii) a backlog sales report, (iv) an updated Compliance Certificate, and (v) such other reports as Bank shall reasonably request. With the quarterly financial statements furnished pursuant to subsection (b) hereof, a list of the names and addresses of the respective customers of each Borrower.

    (e) Auditor's Management Letter. Promptly after receipt by any Borrower, copies of the management letter, if any, provided by the independent certified public accountants who audit the annual financial statements.

    (f) Public Information. Promptly, copies of all reports and financial statements which any Borrower sends to its stockholders as a class or which any Borrower, or any of their Subsidiaries, file with the Securities and Exchange Commission or any other public body.

    (g) Projections. At least thirty (30) days prior to the end of each fiscal year of the Borrowers, projections for the next fiscal year indicating the Borrowers' expected operating results (on a consolidated and consolidating basis) and proposed capital expenditures. Such projections shall be made on a month-by-month basis.

    (h) Accounting Principles. Reports furnished under this Agreement shall be prepared in accordance with generally accepted accounting principles except that unaudited statements shall be subject to normal year end adjustments and there shall be no requirement for notes thereto. Any accounting terms not otherwise defined shall have the same meaning provided by generally accepted accounting principles. Compliance with the covenants set forth in this Agreement will be determined on the basis of accounting principles used in the preparation of the Base Financial Statements. In the event that any subsequent reports shall have been prepared in accordance with accounting principles different than those used in the Base Financial Statements, the Borrowers shall inform Bank of such changes in accounting principles and shall provide to Bank, with such subsequent reports, such supplemental reconciling financial information as may be required to ascertain performance by the Borrowers and their Subsidiaries with the covenants contained in this Agreement.

    Section 4.09.  Information and Inspection.

    At all reasonable times and as often as Bank shall reasonably request on one (1) day's written notice, the Borrowers will furnish to Bank from time to time with reasonable promptness full information pertinent to any covenant, provision or condition hereof or to any matter in connection with their business and permit any authorized representative designated by Bank to visit and inspect any of their properties and those of their Subsidiaries, including their books (and to make extracts therefrom), and to discuss their affairs, finances and accounts with their officers. The Borrowers and their Subsidiaries, will, in addition, furnish to Bank with reasonable promptness such financial information as Bank shall reasonably request. Without limiting the generality of the foregoing, Bank shall be entitled to conduct field audits of the accounts receivable and inventory of the Borrowers and their Subsidiaries, and subject to the limitations set forth in Section 1.09 hereof, the Borrowers shall pay on demand Bank's out-of-pocket expenses and reasonable field audit fees.

    Section 4.10.  Additional Advice.

    The Borrowers will promptly advise Bank of (i) any material casualty loss whether or not insured; (ii) the threat of or commencement of any material litigation; (iii) the assertion by any governmental authority or private party of a material violation of or material liability arising under any environmental law; (iv) any change which constitutes or, after notice or lapse of time or both, would constitute an Event of Default as defined in
Article V of this Agreement; and (v) each waiver, consent or amendment granted or made with respect to instruments or agreements relating to borrowed money in excess of $100,000 and each request by any Borrower therefor.

    Section 4.11.  Payment of Bank Expenses.

    The Borrowers will bear all reasonable expenses incurred by Bank in connection with the negotiation, preparation, execution, amendment, interpretation, administration, termination or enforcement of this Agreement (whether or not the Credit is consummated) and the making and collection of the Credit, including without limitation, the reasonable fees and disbursements of Special Counsel and appraisers employed by Bank.

    Section 4.12.  Limitation on Indebtedness.

    Neither the Borrowers nor any of their Subsidiaries will create, incur, assume, or become, be or remain liable in any manner in respect of, or allow to exist, any indebtedness (which term includes all indebtedness, obligations and liabilities which in accordance with generally accepted accounting principles would be reflected on the balance sheet of any Borrower or any of their Subsidiaries as a liability and any negative cash balance; all indebtedness, obligations and liabilities, whether or not assumed by any Borrower or any of their Subsidiaries, secured by any mortgage, pledge or lien existing on property owned by any

Borrower or any of their Subsidiaries; and all amounts representing rental payments which, in accordance with generally accepted accounting principles, would be classified as a liability on its balance sheet), except for:

    (a) the Credit and any other obligations owed to Bank in connection with this Agreement or otherwise;

    (b) the obligations to Barnwell County, South Carolina and the Massachusetts Industrial Finance Agency and Bank related to those certain industrial revenue notes or bonds (collectively "Bonds") issued pursuant to that certain (i) Indenture dated as of September 27, 1984 between Barnwell County, South Carolina and Bank, and (ii) Security and Trust Agreement dated as of June 1, 1985 ("1985 Trust Agreement") between StarMet, the Massachusetts Industrial Finance Agency and Bank;

    (c) indebtedness representing trade debt, wages, employee benefits and similar indebtedness incurred in the ordinary course of business;

    (d)  indebtedness secured by liens to the extent permitted by Section
4.14;

    (e) liabilities for taxes, assessments, governmental charges, liens or claims to the extent that payment thereof is not required by Section 4.04;

    (f) indebtedness in respect of final judgments for the payment of money not in excess of $50,000 in the aggregate at any time outstanding (excluding sums covered by insurance) which has been in force for less than the applicable appeal period or less than sixty (60) days, whichever is sooner, provided that such indebtedness may remain outstanding if the appropriate Borrower or the appropriate Subsidiary at the time shall in good faith be prosecuting an appeal, or proceedings for review or pending and in respect of which a stay shall have been obtained pending such appeal or review;

    (g)  Subordinated Debt;

    (h) indebtedness of any Borrower to any other Borrower, provided, that if such indebtedness is represented by a note or other negotiable instrument, such note or negotiable instrument shall be delivered to the Bank as collateral under the Security Agreement;

    (i) such other indebtedness of the Borrowers and their Subsidiaries which is specifically disclosed in Exhibit 4.12 attached hereto;

    Section 4.13.  Limitation on Liability for Obligations of Others.

    Neither the Borrowers nor any of their Subsidiaries will assume, guarantee, endorse or otherwise be or become liable, contingently or otherwise, for the obligations of any other corporation, firm or entity or other person, except:

    (a)  guarantees in favor of the Bank in connection with the Bonds;

    (b) for the endorsement of negotiable instruments for deposit or collection in the normal course of its business;

    (c)  guarantees and other contingent liabilities which are disclosed on
Exhibit 4.13; and

    (d) guarantees by any Borrower of the obligations of any other Borrower, provided, that such obligations are permitted under Section 4.12.

    Section 4.14.  Limitation on Liens.

    Neither the Borrowers nor any of their Subsidiaries will create, incur, assume or allow to be created, incurred or assumed, or to exist, any pledge of, or any mortgage, lien, charge or encumbrance of any kind on, any of its property or assets, or subject any of such assets to prior payments of any other indebtedness whether by subordination agreement, transfer of assets or otherwise, or own or acquire or agree to acquire any property of any character subject to or upon any mortgage, conditional sale agreement or other title retention agreement except:

    (a)  liens in favor of Bank;

    (b) any lien securing the purchase price of any fixed asset to be used in the business of any Borrower or any of their Subsidiaries, but not any renewal, extension or refunding of any such lien or the indebtedness secured thereby, provided that (i) each such lien shall at all times be confined solely to the item of property so acquired, and (ii) the aggregate indebtedness secured by all such liens does not exceed $500,000 at any one time or if such indebtedness so exceeds $500,000, Bank has consented in writing in advance of the subject transaction;

    (c) liens for taxes, assessments, governmental charges and levies or for claims to the extent that payment thereof is not then required by such
Section 4.04;

    (d) liens in respect of judgments which had been in force for less than the applicable appeal period or less than sixty (60) days, whichever is sooner, so long as execution is not levied thereunder, or in respect of which the appropriate Borrower or the appropriate

Subsidiary at the time shall in good faith be prosecuting an appeal, or proceedings for review are pending and in respect of which a stay of execution shall have been obtained pending such appeal or review;

    (e) liens on deposits made in connection with, or to secure payment of, workmen's compensation, unemployment insurance or similar programs; liens, charges or encumbrances imposed by law, such as carriers', warehousemen's and mechanics' liens and similar involuntary liens arising in the ordinary course of business which do not, individually or in the aggregate, materially detract from the value or limit the use of any property subject thereto; landlords' liens in respect of rent not in default; and liens on deposits made to secure the performance of bids, appeal bonds and surety bonds; and

    (f)  liens and encumbrances which are disclosed on Exhibit 4.14.

    Section 4.15.  Sale of Accounts Receivable.

    Neither the Borrowers nor any of their Subsidiaries will sell or transfer any of its accounts receivable, whether with or without recourse.

    Section 4.16.  Loans and Investments.

    Neither the Borrowers nor any of their Subsidiaries will purchase or otherwise acquire or retain any stock, partnership interest, or obligations of, or make any loans or advances to, or investments in any corporation or other entity or person, including loans or advances to or investments in any Borrower by StarMet other than:

    (a)  the present investment of StarMet in its Subsidiaries;

    (b) open account transactions between the Borrowers and between Subsidiaries in the ordinary course of business;

    (c) loans or advances for reimbursable expenses to employees not exceeding $50,000 outstanding in the aggregate at any time;

    (d) obligations of the United States of America, or any agency thereof, maturing not more than one (1) year from the date of issue thereof, provided that Bank shall acquire a perfected first security interest in such obligation simultaneously with its purchase or acquisition;

    (e) certificates of deposit or other obligations maturing not more than one (1) year from the date of issue thereof issued by a bank, provided that Bank have a perfected first security interest in such obligation;

    (f) indebtedness of any Borrower to any other Borrower permitted pursuant to Section 4.12(h); and

    (g)  loans or advances by StarMet to any other Borrower.

    Section 4.17.  Transactions With Affiliated Persons.

    Except as set forth on Exhibit 4.17, neither the Borrowers nor any of their Subsidiaries will enter into any transaction with any Affiliate, except on terms no less favorable to either such Borrower or any such Subsidiary than would be available in a bona fide arm's length transaction with a non-affiliated person or entity. "Affiliate" means any officer, director or shareholder who owns ten percent (10%) or more of any class of securities of StarMet or any Subsidiary of StarMet; any entity where any Borrower owns directly or indirectly ten percent (10%) or more of any class of securities or interest issued by such entity; or any entity that controls, is controlled by or under common control with any Borrower or any of their Subsidiaries.

    Section 4.18.  Consolidation, Merger and Disposition of Assets.

    Neither the Borrowers nor any of their Subsidiaries will consolidate with or merge into or with another corporation, partnership or other entity; directly or indirectly issue, sell, assign, pledge or otherwise encumber or dispose of any shares of its capital stock or the capital stock of any such Subsidiary; sell, lease or otherwise dispose of all or any material portion of its properties or assets (other than in the ordinary course of its business) to any firm, person or corporation; or acquire any material portion of the properties or assets of any other corporation, partnership or entity, whether in one or a series of related transactions, except:

    (a) any Subsidiary may merge into or consolidate with its respective parent Borrower (provided that such Borrower shall be the surviving corporation);

    (b)  any Borrower may transfer equipment to any other Borrower;

    (c) StarMet may issue capital stock for cash and may issue options or warrants to any person for cash or to employees for services;

provided that in each case no Event of Default as set forth in Article V hereof, and no condition or event which after notice or lapse of time, or both, would constitute an Event of Default, would exist immediately after any such transaction or series of related transactions.

    Section 4.19.  Changes in Business.

    Neither the Borrowers nor any of their Subsidiaries will materially alter the nature of its business.

    Section 4.20.  Debt-Tangible Capital Base.

    The ratio of Debt to Tangible Capital Base of the Borrowers on a consolidated basis shall not exceed at any time 1.20 to 1.0.

    "Debt" shall mean the sum of consolidated liabilities (including all liabilities to Bank), both short-term and long-term, of the Borrowers and all of their Subsidiaries, but excluding stockholders equity and Subordinated Debt.

    "Subordinated Debt" means the outstanding principal amount of any debt of any Borrower which is subordinated to the obligations of the Borrowers to Bank in form and substance satisfactory to Bank and its Special Counsel.

    "Tangible Assets" shall mean the consolidated assets of the Borrowers and all Subsidiaries, less intangible assets such as goodwill, organization expenses, patents, trademarks, copyrights, research and development costs, training costs, unamortized debt discount and similar items deemed to be intangible by Bank.

    "Tangible Capital Base" shall mean Tangible Assets, less Debt, plus Subordinated Debt.

    Section 4.21.  Tangible Capital Base.

    The Tangible Capital Base of the Borrowers shall be not less than $25,000,000 at any time.

    Section 4.22.  Net Income.

    The Net Income of the Borrowers for the periods set forth below shall not be less than the amounts set forth opposite such periods:

                       Period                         Net Income
                       ------                         ----------
         each consecutive three month period           $300,000

"Net Income" shall mean the consolidated net income of the Borrowers before interest and taxes.

    Section 4.23.  Capital Expenditure.

    In any fiscal year, unless Bank otherwise consents in writing, the Borrowers and their Subsidiaries on a consolidated basis shall not make or incur expenditures which are properly chargeable to capital account under generally accepted accounting principles (including leases which are capitalized) in an aggregate amount in excess of $1,000,000.

    Section 4.24.  Restricted Payments.

    Neither the Borrowers nor any of their Subsidiaries will, directly or indirectly, declare, order, pay or make any Restricted Payment (as hereinafter defined), except the Borrowers may prior to the occurrence of an Event of Default or an event which with notice or the passage of time will constitute an Event of Default, and provided that such Restricted Payment will not constitute an Event of Default or such an event:

    (a)  declare and pay dividends on its Stock payable solely in Stock;

    (b) make exchanges of one or more classes of Stock provided that no cash or other property is distributed in such exchange; or

    (c) retire Stock out of the net proceeds of the simultaneous sale of other Stock; and

    (d) pay principal and interest on Subordinated Debt to extent permitted by Bank pursuant to a subordination agreement or agreements in form and substance satisfactory to Bank.

    For the purposes of this Section 4.24, the following terms shall have the following respective meanings:

    (i)  Restricted Payments shall mean:

         (a) any payment or declaration of any dividend on any class of Stock of StarMet or any other distribution on account of any class of Stock;

         (b) any redemption, purchase or other acquisition by StarMet, directly or indirectly, of any shares of its Stock; and

         (c) any payments of principal or interest made by any Borrower in respect of any Subordinated Debt.

    (ii) "Stock" shall mean capital stock and warrants or options to purchase stock.

    Section 4.25.  Restriction on Use of Proceeds.

    None of the proceeds of the Credit shall be used by the Borrowers to purchase commodities except for use in the ordinary course of the Borrowers' business or for the purpose of purchasing or carrying, or refinancing any borrowing the proceeds of which were used to purchase or carry any "margin securities" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

    Section 4.26.  Controlling Interest.

    StarMet will at all times own 100% of the issued and outstanding capital stock or membership interests, as appropriate, of each of the Borrowers.

    Section 4.27.  Bank Accounts.

    The Borrowers shall maintain at all times their principal operating accounts with Bank and other operating accounts with other banks approved by Bank. A complete list of all existing banks, mutual fund, brokerage or other accounts containing cash, cash equivalents or marketable securities for the Borrowers and all of their Subsidiaries is set forth on Exhibit 4.27.
Neither the Borrowers nor any of their Subsidiaries will open any further account of the type required to be listed on Exhibit 4.27 without prior notice in writing to Bank.

    Section 4.28.  Further Security.

    The Borrowers agree to provide Bank with such security interest or liens as Bank may hereafter reasonably request with respect to their assets or assets of any of their Subsidiaries.

    Section 4.29.  Fiscal Year.

    The Borrowers shall (a) maintain the same fiscal year end, and (b) not change such fiscal year end without prior written consent of Bank.

    Section 4.30.  Amendments to Documents.

    No Borrower shall agree to any amendment or modification to any instrument or agreement executed by any Borrower in connection with any Subordinated Debt or any of the Bonds, nor shall any Borrower request, or consent to, any waiver of any provision contained in any of the foregoing.

    ARTICLE V.  EVENTS OF DEFAULT.

    If, while any part of the principal of or interest on the Credit remains unpaid or while this Agreement shall be in effect, any one of the following "Event of Default" shall occur:

    (a)  nonpayment of principal of the Revolving Credit when due;

    (b) failure to pay any Advances in excess of the Maximum Credit as required by Section 1.02(b);

    (c) failure to pay any amounts due with respect to letters of credit issued by Bank when due;

    (d)  nonpayment of interest on the Advances when due;

    (e) any Borrower shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of it or of all or a substantial part of its assets; (ii) admit in writing its inability to pay its debts as they mature;
(iii) make a general assignment for the benefit of creditors; (iv) be adjudicated a bankrupt or insolvent; (v) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law; (vi) file any answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding or fail to dismiss such petition within thirty (30) days after the filing thereof; or (vii) take any corporate action for the purpose of effecting any of the foregoing;

    (f) an order, judgment or decree shall be entered, without the application, approval or consent of any Borrower by any court of competent jurisdiction, approving a petition seeking reorganization or liquidation of such Borrower or appointing a receiver, trustee or liquidator of any Borrower or of all or a substantial part of its assets;

    (g) any representation or warranty made by the Borrowers herein or hereunder or in any certificate, document or instrument furnished pursuant hereto shall prove to have been false or incorrect in any material respect when made;

    (h) default by the Company in the performance of any covenant or agreement contained in Sections 4.01 through 4.19 or Sections 4.23 through 4.30;

    (i) except as otherwise set forth herein, default by the Company in the performance of any other covenant or agreement contained herein or in any document or instrument required hereby or incidental or collateral hereto which shall not have been remedied within thirty (30) days after written notice thereof shall have been given to the Borrowers by Bank;

    (j) default by any Borrower in the performance of any covenant or agreement contained in any other agreement to which it is a party or by which it is bound involving a liability in excess of $100,000 which shall not be remedied within the period of time (if any) within which such other agreement permits such default to be remedied without the consent or waiver of the other party thereto, unless such default is waived or excused as a matter of law;

    (k) failure by any Borrower to make any payment of principal or interest beyond the period of grace contained in the respective instrument or agreement evidencing any indebtedness for money borrowed in excess of $100,000 to which it is a party or by which it may be bound (unless such default is the result of a good faith dispute arising under such agreement or instrument), or default by any Borrower in the performance of any other covenant or agreement contained in any such agreement or instrument which results in the acceleration of the maturity of any indebtedness to others of such Borrower under such agreement or instrument;

    (l) default by any Borrower in the performance of any covenant or agreement contained in the Security Agreement or other documents in favor of Bank executed in connection with this Agreement which continues beyond any grace period provided therein;

    (m) all or any substantial part of the property of any Borrower shall be condemned, seized or otherwise appropriated by any governmental authority or any officer or instrumentally thereof;

    (n) a judgment or judgments for the payment of money in excess of the sum of $100,000 in the aggregate (not covered by insurance) shall be rendered against any Borrower and such judgment or judgments shall remain unsatisfied and in effect for any period of sixty (60) days without a stay of execution;

    (o) there shall occur any material adverse change in the financial condition of any Borrower;

    (p) (i) George Matthews shall cease, for any reason, to be the Chairman and Chief Executive Officer of StarMet and a successor to Mr. Matthews reasonably satisfactory to Bank, shall not have become Chairman and Chief Executive Officer within ninety (90) days of the date of cessation, or (ii) Robert Quinn shall cease, for any reason, to be the President of StarMet and a successor to Mr. Quinn reasonably satisfactory to Bank, shall not have become President within ninety (90) days of the date of cessation, provided, however, that in either event, an Event of Default shall not arise until sixty (60) days after Bank has given the Borrowers written notice thereof;

then and in every such event, while such event shall be continuing, Bank may, by written notice to the Borrowers, declare the Credit (and any Notes issued) to be forthwith due and payable, whereupon the Credit shall forthwith become due and payable and the right to borrow hereunder shall terminate; provided, however, that upon the happening of any event under Subsections (e) or (f) of this Article V, then the Credit shall, without the taking of any action by Bank, immediately become due and payable and the right to borrow hereunder shall immediately terminate.

ARTICLE VI.  MISCELLANEOUS.

    Section 6.01.  Term of Agreement.

    This Agreement shall terminate whenever all of the following conditions shall have been met: (i) all principal of and interest of the Credit and all other amounts due and payable under this Agreement have been paid and discharged in full, (ii) all letters of credit or other financial accommodation provided by Bank shall have been terminated or an indemnity provided in a form acceptable to Bank, (iii) the Borrowers shall have provided indemnity by cash or other collateral satisfactory to Bank for any projected fees, expenses and other contingent liabilities, and (iv) the Borrowers shall have no further right to borrow under the Credit.

    Section 6.02.  Indemnity.

    The Borrowers agree to indemnify and hold harmless Bank and each of their directors, officers, agents, employees and counsel, from and against any and all losses, claims, damages, liabilities or expenses imposed on or incurred by any of them in connection with the lending relationship reflected in this Agreement except as a result of such indemnified parties' negligence or willful misconduct. This indemnity shall survive termination of the Agreement.

    Section 6.03.  Consent to Jurisdiction.

    Each Borrower irrevocably consents and submits to the non-exclusive jurisdiction of the Superior Court in the Commonwealth of Massachusetts and the United States District Court for the Eastern District of Massachusetts in connection with any action, proceeding or claim arising out of or relating to this Agreement or other document executed in connection with this Agreement. In any such litigation, each Borrower waives personal service and agrees that service may be made in the manner specified for Notices under this Agreement.

    Section 6.04.  Waiver of Jury Trial.

    Each Borrower waives trial by jury in any action or proceeding of any kind arising out of or relating to this Agreement or other document executed in connection with this Agreement.

    Section 6.05.  Notices.

    Except as otherwise specifically provided in this Agreement, all notices hereunder shall be deemed to have been given when delivered in person or, if mailed, when actually received by the party to whom addressed; provided, however, that any written notice given pursuant to Article V hereof shall be deemed to be effective when mailed, so long as such notice is mailed by registered or certified mail, addressed to any party at its address set forth below or at any other address notified in writing to the other parties hereto. Actual receipt shall be conclusively presumed if such notice shall be mailed by registered or certified mail, addressed to any party at its address set forth below or at any other address notified in writing to the other parties hereto by notice pursuant to this Section, and if the sender shall have received back a return receipt.

    To Bank:            State Street Bank and Trust Company
                        225 Franklin Street
                        Boston, Massachusetts  02110
                        Attention:  William R. Dewey IV

    With a copy to:     Goodwin, Procter & Hoar  LLP
                        Exchange Place
                        Boston, Massachusetts  02109
                        Attention:  Jon D. Schneider, P.C.

    To the Borrowers:   c/o StarMet Corporation
                        2229 Main Street
                        Concord, MA  01742
                        Attn:  James M. Spiezio

    With a copy to:     Peabody & Arnold
                        50 Rowes Wharf
                        Boston, Massachusetts  02110
                        Attention: Thomas A. Wooters, Esq.

    Section 6.06.  No Waiver.

    No failure to exercise, and no delay in exercising, on the part of Bank, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

    Section 6.07.  Setoff.

    Any sums due from Bank to any Borrower, any property in the possession of Bank and any balance in the Borrower's accounts with Bank may be held and treated as collateral security for the payment of the obligations of the Borrowers to Bank and, after the occurrence of an Event of Default, may be applied to the payment of such obligations regardless of the adequacy of other collateral. Any sums due from any financing institution that may participate in the Credit or property of the Borrowers in the possession of such institution may be held as collateral security for the payment of the obligations of the Borrowers to Bank as if such institution had extended the Credit directly to the Borrowers and, after the occurrence of an

Event of Default, may be applied to the payment of such obligations regardless of the adequacy of other collateral.

    Section 6.08.  Construction.

    This Agreement shall be deemed to be a contract made under the laws of the Commonwealth of Massachusetts, and shall be construed in accordance with the laws of the Commonwealth of Massachusetts. The descriptive headings of the several Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

    Section 6.09.  Amendments, Waivers and Consents.

    Compliance by the Borrowers with any term, covenant or condition of this Agreement may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) only by a consent or consents in writing signed by Bank.

    Section 6.10.  Counterparts.

    This Agreement may be executed in any number of counterparts which together shall constitute one Agreement.

    Section 6.11.  Joint and Several Obligations.

    The obligations of the Borrowers hereunder and under any agreement or instrument executed in connection herewith, including the Notes, shall be joint and several; provided, however, that the obligations of any Borrower shall be limited to the maximum amount that can be incurred without rendering such liability void under applicable law.

    Section 6.12.  Prior Facilities.

    The Credit is in substitution for the $6,550,000 line of credit facility that was previously made available by Bank to StarMet and CMI under the Original Credit Agreement and each of the Borrowers and Bank acknowledge and agree that all rights and claims under or relating to the Original Credit Agreement have been terminated and waived and (i) Bank has no further obligations to StarMet and CMI thereunder, and (ii) StarMet and CMI have no further obligations to Bank thereunder, provided, however, that Section 6.02 of the Original Credit Agreement shall survive termination of the Original Credit Agreement and nothing in this Section 6.12 shall be deemed a waiver by the Bank of its rights and claims under Section 6.02 of the Original Credit Agreement.

    Section 6.13.  Guarantees.

    Each Borrower irrevocably and unconditionally guarantees the payment and performance of the obligations to Bank of the other Borrower under, arising from or relating to any L/C which is outstanding as of the date hereof and each of the Borrowers, other than StarMet, guarantees the payment and performance of the obligations of StarMet to Bank under, arising from or relating to the Bonds issued in connection with the 1985 Trust Agreement, including without limitation, any guaranty of such Bonds by StarMet in favor of Bank. The above guarantees are of payment and not collection.

    Section 6.14.  Confidentiality, etc.

    The Bank agrees to use reasonable precautions to keep confidential, in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrowers pursuant to this Agreement which is identified by the Borrowers as being confidential at the time the same is delivered to the Bank, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for the Bank, (iii) to bank examiners, auditors or accountants, (iv) in connection with any litigation to which the Bank is a party, (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Bank a confidentiality agreement, or (vi) to the extent it subsequently becomes public. The Bank may assign or sell participations in, all or any part of the Credit to another bank or other entity.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above written.

                                       STARMET CORPORATION


                                       By: /s/ James M. Spiezio
                                         --------------------------------
                                         Name:   James M. Spiezio
                                         Title:  Vice President Finance


                                       STARMET POWDERS, LLC


                                       By: /s/ James M. Spiezio
                                         ---------------------------------
                                         Name:   James M. Spiezio
                                         Title:  Treasurer

                                       STARMET AEROCAST, LLC


                                       By: /s/ James M. Spiezio
                                         ---------------------------------
                                         Name:   James M. Spiezio
                                         Title:  Treasurer


                                       STARMET COMCAST, LLC


                                       By: /s/ James M. Spiezio
                                         ---------------------------------
                                         Name:   James M. Spiezio
                                         Title:  Treasurer

                                       STARMET NMI CORPORATION


                                       By: /s/ James M. Spiezio
                                         ---------------------------------
                                         Name:   James M. Spiezio
                                         Title:  Treasurer


                                       STARMET CMI CORPORATION


                                       By: /s/ James M. Spiezio
                                         ---------------------------------
                                         Name:   James M. Spiezio
                                         Title:  Treasurer


                                       STARMET HOLDINGS CORPORATION


                                       By: /s/ James M. Spiezio
                                         ---------------------------------
                                         Name:   James M. Spiezio
                                         Title:  Treasurer

                                       NMI FOREIGN SALES CORPORATION


                                       By: /s/ James M. Spiezio
                                         ---------------------------------
                                         Name:   James M. Spiezio
                                         Title:  Treasurer


                                       STATE STREET BANK AND TRUST
                                       COMPANY


                                       By:  /s/ William R. Dewey IV
                                         ---------------------------------
                                         Name:   William R. Dewey IV
                                         Title:  Vice President

                                 Exhibit 2.02

                                 Subsidiaries

None.

                                 Exhibit 2.06

                                  Litigation

No pending or threatened litigation.

                                 Exhibit 2.07

                                    Title

None.

                                 Exhibit 2.08

                          Tax Returns and Payments

StarMet is not currently being audited by the Internal Revenue Service or any other taxing authority. StarMet was audited for fiscal years ended 1993 and 1994. StarMet was also previously audited by the Internal Revenue Service for the fiscal years ended 1989, 1990, 1991 and 1992.

                                 Exhibit 2.10

                               Pension Matters

None.

                                 Exhibit 2.11

                            Environmental Matters

StarMet is named as a Potentially Responsible Party (PRP) in regard to the Maxey Flats, Kentucky, Superfund Site.

StarMet has received a notice of responsibility letter from the state of Massachusetts in regards to a closed holding basin facility on its property in Concord, Massachusetts. The basin facility and the Concord property have been classified as a priority disposal site, requiring remediation. StarMet has entered into a contract with Zhargrus Environmental, Inc. for the disposal of any hazardous waste at the basin facility.

As part of the five-year relicensing process under the federal Nuclear Regulatory Commission (NRC), StarMet was reissued NRC licenses for both the Concord and Barnwell facilities. The relicensing program is now being administered in Massachusetts by the Massachusetts Department of Public Health ("DPH"), and in the State of South Carolina by the South Carolina Department of Health and Environmental Control ("DHEC"). StarMet has approached both DPH and DHEC regarding (i) the transfer of the Concord license to StarMet NMI Corporation and (ii) changing the name of the Barnwell license to reflect CMI's change of name.

StarMet has had ongoing discussions with the these agencies regarding Decontamination and Decommissioning funding and financial assurance plans. At present, StarMet has posted letters of credit with each of DPH and DHEC in the respective amounts of (i) $750,000 for DPH and (ii) $2,800,000 and $73,024 for DHEC as security for Decontamination and Decommissioning expenses.

                                 Exhibit 2.13

                              Credit Agreements

- $3,200,000 Barnwell County, South Carolina Industrial Development Revenue Note, September 27, 1984 (Carolina Metals, Inc.) (the "CMI IRB")

- $500,000.00 Palmetto Federal Savings Bank of South Carolina, November 29, 1995, and a separate letter of credit in the amount of $73,024 (Carolina Metals as Obligor and StarMet as Guarantor) (collectively, the "Palmetto Loan")

- StarMet Corporation has issued subordinated debentures to the following individuals (collectively, the "Debentures"):


                        Date of   Maturity
    Name                Issue     Date                 Amount
    ----                -------   --------             ------

    Melvin Chrein       12-Jan-96 30-Sep-98      $     83,500
    WIAF Investors      12-Jan-96 30-Sep-98           334,000
    George Matthews     12-Jan-96 30-Sep-98            83,000
    Marshall Chrein     18-Sep-96 30-Sep-98            25,000
    Charles Alpert      18-Sep-96 30-Sep-98           225,000
    Meryl Chrein        18-Sep-96 30-Sep-98           100,000
    Roger Marino        09-Sep-97 22-Sep-00           500,000
                                                 ------------

                                                 $  1,350,500
                                                 ------------
                                                 ------------

                                 Exhibit 2.14

                       Leases and Options to Purchase


ALCO Capital   Purchase Order #100717        $76,260.00     06/22/94       5 yr lease
RESOURCE INC.

AT&T           Equipment Lease #0004721      $77,101.91     05/13/97       5 yr lease

IKON           Purchase Order #100990       $129,000.00     12/30/96       5 yr lease


                                 Exhibit 2.15

                              Real Estate Owned

- Concord, MA - Approximately 46.4 acres of land with a steel and masonry building which contains approximately 180,000 square feet, owned by StarMet NMI Corporation.

- Barnwell, SC - Approximately 321 acres of land with a 109,000 square foot facility that contains two manufacturing units owned by StarMet CMI Corporation ("CMI"). Adjacent to the manufacturing facility is a 70,000 square DU Recycle Technology Center.

                                Exhibit 4.12(i)

                           Permitted Indebtedness


1.   The Palmetto Loan.

2.   The Debentures.

                                 Exhibit 4.13

                 Permitted Liability for Obligations of Others


1.   CMI is the obliger and NMI is the guarantor under the Palmetto Loan.

                                 Exhibit 4.14

                               Permitted Liens

                             Limitations on Liens

1.   The CMI IRB is secured by a lien on the South Carolina real property.

2. The Palmetto Loan is secured by a lien on CMI's assets subordinated to the CMI IRB lien and is subject to an Amended and Restated Subordination and Inter Creditor Agreement by and among Palmetto, CMI, StarMet and Bank dated April __, 1996.

                                 Exhibit 4.17

                         Transactions with Affiliates

     StarMet expects to license or assign various intellectual property that it owns to its operating subsidiaries.

                                 Exhibit 4.27

                                Bank Accounts

Bank                                              Account #
----                                              ---------

BankBoston                                       396-976-9

BankBoston                                       1012-215-7

BankBoston                                       632-878-4

BankBoston                                       211-4624427

Rigg's National Bank                             08-538-374

Fidelity Investments                             0059-00080342702

Fidelity Investments                             349797399

Hudson National Bank                             20655

Palmetto Federal Savings Bank                    803304925

Palmetto Federal Savings Bank                    803304918

                                 Exhibit 2.01

                        Corporate Existence and Power


FSC is not in good standing in the U.S. Virgin Islands.